Exhibit 99.1

LINCOLN ELECTRIC HOLDINGS, INC.

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A.

NEWS • RELEASE

LINCOLN ELECTRIC COMPLETES $550 MILLION PRIVATE PLACEMENT OF SENIOR

UNSECURED NOTES AND RELATED REFINANCING TRANSACTIONS

CLEVELAND, Monday, June 24, 2024 — Lincoln Electric Holdings, Inc. (the “Company”) (Nasdaq: LECO) today announced that it has issued a new series of senior unsecured private placement notes (collectively the “Notes”) in the aggregate principal amount of $550 million. The proceeds of the Notes will be used to repay the Company’s $400 million term loan and for general corporate purposes. In addition, the Company entered into a new revolving credit facility to provide up to $1 billion of borrowing capacity, in alignment with the capital allocation priorities of the Company’s Higher Standard 2025 Strategy.

The Company and certain of its subsidiaries issued senior unsecured private placement notes in the aggregate principal amount of $550 million consisting of:

Series A: $75 million at 5.55% per annum to mature August 2029

Series B: $75 million at 5.62% per annum to mature August 2031

Series C: $400 million at 5.74% per annum to mature June 2034

The Notes may be prepaid at any time and interest will be paid semi-annually.

Following the completion of these transactions, the Company will have $1.25 billion in total debt outstanding under the new and existing senior unsecured private placement notes, with a weighted average interest rate, including the impact of interest rate swaps, of 4.08% and an average tenor of 9.5 years. The Company expects its full year 2024 ‘interest expense, net’ position to be relatively steady versus the prior year.

In addition, the Company has terminated its 2021 $500 million revolving credit facility and has entered into a new five-year credit agreement for a $1 billion revolving credit facility, which increases the Company’s liquidity to align with higher EBITDA performance. The new revolving credit facility will initially bear interest on outstanding borrowings at a per annum rate equal to SOFR plus 1.10% and could fluctuate based on the Company’s total net leverage ratio at a spread ranging from SOFR plus 1.10% to SOFR plus 1.60%. The financial covenants consist of a maximum net leverage ratio of 3.5x EBITDA and a minimum interest coverage ratio of 2.5x EBITDA. The Company had no outstanding borrowings under the new revolving credit facility at closing.

The Notes were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. The Notes were offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic, financial and market conditions; interest rates; disruptions, uncertainty or volatility in the credit markets that may limit our access to capital; and our ability to maintain existing debt levels or repay debt. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

About Lincoln Electric

Lincoln Electric is the world leader in the engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Lincoln is recognized as the Welding Expert™ for its leading materials science, software development, automation engineering, and application expertise, which advance customers’ fabrication capabilities to help them build a better world. Headquartered in Cleveland, Ohio, Lincoln has 71 manufacturing locations in 21 countries and a worldwide network of distributors and sales offices serving customers in over 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com